CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of HIVE Blockchain Technologies Ltd. (the "Company") of our report dated July 19, 2022, relating to the consolidated financial statements of the Company for the fiscal years ended March 31, 2022 and 2021, which appears as Exhibit 99.2 to the Company's Annual Report on Form 40-F filed on July 22, 2022, and to our report dated September 23, 2021 relating to the consolidated financial statements of the Company for the fiscal years ended March 31, 2021 and 2020, which appears as Exhibit 99.2 to the Company's Annual Report on Form 40-F filed on September 24, 2021.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

September 2, 2022